Fifteenth Amendment to Automatic YRT Reinsurance Agreement

("Fifteenth Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Co. of New York ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, and the Fourteenth Amendment to the Agreement, the General Amendment increasing Ceding Company retention as of [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1. The following sentence is added to the end of Article 3:

The Ceding Company will advise the Reinsurer at issue if it is seeking a greater ultimate amount than the Specified Amount, and provide a reason for the difference. For the sake of clarity, all facultative offers made by the Reinsurer are an offer of maximum Reinsured Net Amount at Risk accepted as defined in Article 5.

2.Article 5 of the Agreement, as amended by the Prior Amendments, is deleted and replaced by the attached revised Article 5 marked [*], in order to define the Reinsured Risk Amount for policies issued with the Death Benefit Option 3 Endorsement.

3.Article 6.1 Premiums is revised to include the following sentence at the end of the third paragraph:

In the event the Ceding Company makes an off-anniversary distribution of policy value pursuant to the Endorsement about Distribution of Policy Value, there will be no refund of unearned reinsurance premium for the year in which such off-anniversary distribution occurs.

4.Exhibit B, Exhibit C and Exhibit D.5 of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit B, Exhibit C and Exhibit D.5 each marked [*], in order to add coverage for several new rider forms, increase automatic binding limits, specify the applicability of notification and consent requirements to changes in the issue age and amount underwriting requirements for policies with the Death Benefit Option 3 Endorsement or using CVAT, and add a description of the new Accounting Value Increase Rider (AVIR). For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1 and D-2; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments except as modified or clarified by this Sixteenth Amendment; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all previously reinsured plans.

5.The Agreement shall apply to all eligible policies issued with the riders introduced [*] with effective dates on or after [*], including any policies applied for on or after such date that are

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backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated policy date precedes the effective date of this Amendment.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Fifteenth Amendment is effective [*] upon execution by both of the undersigned parties. This Fifteenth Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Co. of New York	[*]

[*]

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Article 5 (Revised [*])

REINSURED RISK AMOUNT

5.1Reinsured risk amounts will be calculated on each policy anniversary; during a policy year, reinsured risk amounts are adjusted if and only if there is an increase or decrease in policy specified amount or if incremental benefit payments, available only on Option 1, are made under an accelerated benefit rider for chronic illness ("LTC Rider"). Reinsured risk amounts consist of the Reinsured Net Amount at Risk on each policy or rider as defined below.

Option 1, Base Policy, active policies: The Net Amount at Risk is equal to the sum of

(a)Death Benefit minus the Policy Value, where the Death Benefit is the greater of the Specified Amount or the Policy Value multiplied by the tax corridor; and

(b)Cumulative benefit payments under a LTC Rider less cumulative reductions in Policy Value associated with payments under the LTC Rider.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B – Plans Covered and Binding Limits.

Option 1, Base Policy, inactive policies: If the underlying policy has terminated for a reason other than death, and there have been benefit payments under a LTC Rider, then the Net Amount at Risk is equal to the sum of:

(a)Cumulative benefit payments under the LTC Rider less cumulative reductions in Policy Value associated with payments under the LTC Rider whether prior to or after policy termination; and

(b)Any potential benefit payments under the LTC Rider.

Once no potential additional benefit payment under the LTC Rider is possible, such as at the death of the insured, the Net Amount at Risk is reduced to cumulative benefit payments under the LTC Rider less cumulative reductions in Policy Value associated with payments under the LTC Rider, and reinsurance premiums for any higher amount will be refunded back to the date the base policy terminated.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B – Plans

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Covered and Binding Limits. Reinsurance coverage for the Reinsured Net Amount at Risk will continue until the death of the insured.

Option 2, Base Policy: The Net Amount at Risk is equal to the Death Benefit minus the Policy Value, where the Death Benefit is the greater of the Specified Amount plus the Policy Value or the Policy Value multiplied by the tax corridor. The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

Option 3, Base Policy: The Net Amount at Risk is equal to the Death Benefit minus the Policy Value, where the Death Benefit is the greater of:

(a)The Specified Amount plus the total premiums paid into the policy minus total partial surrenders (including surrender fees) taken out of the policy; or

(b)The Policy Value multiplied by the tax corridor.

The Reinsured Net Amount at Risk is defined as the Net Amount at Risk at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

Riders: For a Base Insured Rider, Other Insured Rider, or Four Year Term Rider, the Net Amount at Risk is the face value of the Rider, which shall be considered the Specified Amount for purposes of this Agreement; the Policy Split Option Rider does not contribute to Net Amount at Risk. The Reinsured Net Amount at Risk is defined as the Specified Amount of the Rider at the most recent policy anniversary, or subsequent policy change date if applicable, less the Ceding Company's Retained Share multiplied by the Reinsurer's Percentage Share as defined in Exhibit B.

Increases in the Net Amount at Risk of the Base Policy due to an Automatic Increasing Benefit Rider, and fluctuations in the Net Amount at Risk of the Base Policy caused by the normal workings of the Policy Value, will be shared by the Ceding Company and the Reinsurer on the same basis as described in Exhibit B.

Terms used in this Article 5, including Option 1, Option 2, and Option 3 shall be interpreted in a manner consistent with the policies.

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Exhibit B [*]

PLANS COVERED AND BINDING LIMITS

[*]

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Exhibit C [*]

FORMS, MANUALS, AND ISSUE RULES

C.1 The parties affirm that Ceding Company's retention schedule, underwriting guidelines, issue rules, premium rates and policy forms applicable to the reinsured policies and in use as of the effective date have been supplied to and accepted by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its underwriting guidelines, including the underwriting age and amount requirements for plans with Death Benefit Option 3 Endorsement and/or CVAT using defined multiples of Specified Amount. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

It is the Ceding Company's responsibility to ensure that its practices and applicable forms are in compliance with current Medical Information Bureau (MIB) guidelines.

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Exhibit D (Exhibit D.5 Only) [*]

[*]

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